                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 1)
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               BOCA RESORTS, INC.
                               ------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    09688T106
                               ------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

- --------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 09688T106                     13G            PAGE   2   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           H. WAYNE HUIZENGA, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,267,714(1)(2)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,267,714(1)(2)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,267,714(1)(2)
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.04%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------

- ---------------
(1) Represents 2,072,814 shares of Class A Common Stock held by W. World Investments, Ltd., a Florida limited partnership, the sole general partner of which the H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr. Also represents 870,400 shares of Class A Common Stock held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

(2) Represents 300,000 shares of Class A Common Stock held directly by H. Wayne Huizenga, Jr. and 24,500 shares of Class A Common Stock that are currently issuable within 60 days of December 31, 2000 upon exercise of stock options to purchase Class A Common Stock.

CUSIP NO. 09688T106                     13G            PAGE   3   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           H. FAMILY INVESTMENT(3)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          FLORIDA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,072,814
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,072,814
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,072,814
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.10%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          CO
          ---------------------------------------------------------------------

- ------------------
(3) Represents 2,072,814 Shares of Class A Common Stock held by W. World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 09688T106                     13G            PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          W. WORLD INVESTMENTS, LTD.(4)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          FLORIDA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     2,072,814
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               2,072,814
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,072,814
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.10%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          CO
          ---------------------------------------------------------------------


- --------------
(4) 2,072,814 shares of Class A Common Stock are held by W. World Investments, Ltd., a Florida limited partnership, the sole general partner of which is
     H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 09688T106                     13G            PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          H. FAMILY LIMITED PARTNERSHIP(5)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          NEVADA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     870,400
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               870,400
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          870,400
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.14%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          PN
          ---------------------------------------------------------------------

- ---------------

(5) 870,400 shares of Class A Common Stock are held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

CUSIP NO. 09688T106                     13G            PAGE   4   OF  11   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          H. FAMILY INC.(6)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          NEVADA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     870,400
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               870,400
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          870,400
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.14%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          CO
          ---------------------------------------------------------------------

- --------------

(6) 870,400 shares of Class A Common Stock are held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

                                      13G

- -----------------------                                     -------------------
 CUSIP NO. 09688T106                                        PAGE 7 OF 11 PAGES
- -----------------------                                     -------------------

     ITEM 1(a).    NAME OF ISSUER:

                   Boca Resorts, Inc.

     ITEM 1(b).    ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:

                   501 E. Camino Real
                   Boca Raton, Florida 33432-6127

     ITEM 2(a).    NAME OF PERSON FILING:

                   H. Wayne Huizenga, Jr.
                   H. Family Investments, Inc.
                   W. World Investments, Ltd.
                   H. Family Limited Partnerships
                   H. Family, Inc.

     ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   450 East Las Olas Boulevard, Suite 1500,
                   Fort Lauderdale, Florida 33301

     ITEM 2(c).    CITIZENSHIP:

                   H. Wayne Huizenga, Jr., United States of America
                   H. Family Investments, Inc., Florida
                   W World Investments, Ltd., Florida
                   H. Family Limited Partnership, Nevada
                   H. Family, Inc., Nevada

     ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                   Class A Common Stock, par value $.01 per share.

     ITEM 2(e).    CUSIP NUMBER: 09688T106


     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the
                     Exchange Act.

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

                                      13G

- -----------------------                                     -------------------
 CUSIP NO. 09688T106                                        PAGE 8 OF 11 PAGES
- -----------------------                                     -------------------

          (d)  [ ]     Investment company registered under Section 8 of the
                       Investment Company Act.

          (e)  [ ]     An investment adviser in accordance with
                       Rule 13d-1(b)(1)(ii)(E);

          (f)  [ ]     An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]     A parent holding company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G);

          (h)  [ ]     A savings associative as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

          (i)  [ ]     A church plan that is excluded from the definition of
                       an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


          If this statement is filed pursuant to Rule 13d-1(c), check this
          box.   [X]

ITEM 4.       OWNERSHIP.

                       Provide the following information regarding the aggregate
              number and percentage of the class of securities of the issuer identified in Item 1.

              H. WAYNE HUIZENGA, JR.:

              (a)     Amount beneficially owned: 3,267,714(1)

              (b)     Percent of class: 8.04%.

              (c)     Number of shares as to which such person has:

                      (i)      Sole power to vote or to
                               direct the vote                 3,267,714

                      (ii)     Shared power to vote or to
                               direct the vote                         0

                      (iii)    Sole power to dispose or to
                               direct the disposition of       3,267,714

                      (iv)     Shared power to dispose or to
                               direct the disposition of               0




(1) Represents 300,000 shares of Class A Common Stock held directly by H. Wayne Huizenga, Jr. and 24,500 shares of Class A Common Stock that are currently issuable within 60 days of December 31, 2000 upon exercise of stock options to purchase Class A Common Stock. Represents 2,072,814 shares of Class A Common Stock held by W. World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr. Also represents 870,400 shares of Class A Common Stock held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

                                      13G

- -----------------------                                     -------------------
 CUSIP NO. 09688T106                                        PAGE 9 OF 11 PAGES
- -----------------------                                     -------------------

              W. WORLD INVESTMENTS AND H. FAMILY INVESTMENTS:

              (a)     Amount beneficially owned: 2,072,814(2)

              (b)     Percent of class: 5.10%.

              (c)     Number of shares as to which such person has:

                      (i)      Sole power to vote or to
                               direct the vote                             0

                      (ii)     Shared power to vote or to
                               direct the vote                     2,072,814

                      (iii)    Sole power to dispose or to
                               direct the disposition of                   0

                      (iv)     Shared power to dispose or to
                               direct the disposition of           2,072,814


(2) Represents 2,072,814 shares of Class A Common Stock held by W. World Investments, Ltd., a Florida limited partnership, the sole general partner of which is H. Family Investments, Inc., a Florida corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

              H. FAMILY LIMITED PARTNERSHIP AND H. FAMILY, INC.:

              (a)     Amount beneficially owned: 870,400(3)

              (b)     Percent of class: 2.14%.

              (c)     Number of shares as to which such person has:

                      (i)      Sole power to vote or to
                               direct the vote                                0

                      (ii)     Shared power to vote or to
                               direct the vote                          870,400

                      (iii)    Sole power to dispose or to
                               direct the disposition of                      0

                      (iv)     Shared power to dispose or to
                               direct the disposition of                870,400


(3) Also represents 870,400 shares of Class A Common Stock held by H. Family Limited Partnership, a Nevada limited partnership, the sole general partner of which is H. Family, Inc., a Nevada corporation, of which the sole voting shareholder is H. Wayne Huizenga, Jr.

                                      13G

- -----------------------                                     -------------------
 CUSIP NO. 09688T106                                        PAGE 10 OF 11 PAGES
- -----------------------                                     -------------------


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                       If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF

              THE GROUP.

                      N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                      N/A

ITEM 10.      CERTIFICATIONS.

                       By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001
                                       /s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       H. WAYNE HUIZENGA, JR.

Dated: February 14, 2001               H. Family Investments, Inc.

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               W. World Investments, Ltd.

                                       By:  H. Family Investments, Inc.,
                                            general partner

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               H. Family Limited Partnership

                                       By: H. Family, Inc., general partner

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               H. Family, Inc.

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that this Statement on Schedule 13G with respect to the Common Stock of Boca Resorts, Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.



Dated: February 14, 2001
                                       /s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       H. WAYNE HUIZENGA, JR.

Dated: February 14, 2001               H. Family Investments, Inc.

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               W. World Investments, Ltd.

                                       By:  H. Family Investments, Inc.,
                                            general partner

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               H. Family Limited Partnership

                                       By: H. Family, Inc., general partner

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President

Dated: February 14, 2001               H. Family, Inc.

                                       By:/s/ H. WAYNE HUIZENGA, JR.
                                       --------------------------------
                                       Title:  President